EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-165927 on Form S-3, No. 333-128488 and No. 333-158232 on Form S-8 of our report dated July 29, 2011, relating to the consolidated financial statements of WPCS International Incorporated and Subsidiaries as of April 30, 2011 and 2010 and for the years then ended, which appear in this Annual Report on Form 10-K of WPCS International Incorporated and Subsidiaries for the year ended April 30, 2011.

By:	/s/ J.H. Cohn LLP
J.H. Cohn LLP
Eatontown, New Jersey July 29, 2011